UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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This filing contains the transcript of a teleconference call held by Point Blank Solutions, Inc. on March 18, 2008 to discuss its year-end financial results. This transcript was originally filed on March 18, 2008, but is being refiled to include accurate identification of Company personnel speaking during the conference call, and to include other non-material corrections.

IMPORTANT ADDITIONAL INFORMATION

In connection with the 2008 Annual Meeting of Stockholders, the Company will file a proxy statement and other documents regarding the 2008 Annual Meeting with the U.S. Securities and Exchange Commission and will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the 2008 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents relating to the 2008 Annual Meeting (when they are available) can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents (when they are available) can also be obtained free of charge from the Company at the Company’s website at www.pointblanksolutionsinc.com under the “Investor Relations” tab, upon written request to Corporate Secretary, Point Blank Solutions, Inc, 2102 S.W. 2nd St., Pompano Beach, Florida 33069, or by calling the Investor Relations department at (212) 786-6013.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting. Information regarding the interests of the directors and executive officers of the Company in the solicitation will be more specifically set forth in the definitive proxy statement that will be filed by the Company with the SEC and which will be available free of charge from the SEC and the Company, as indicated above. Information about the directors and executive officers of the Company may be found in its Amendment No. 1 on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 19, 2008.

SAFE HARBOR STATEMENT

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS, WHICH ARE BASED LARGELY ON THE COMPANY’S EXPECTATIONS AND ARE SUBJECT TO VARIOUS BUSINESS RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY’S CONTROL. WORDS SUCH AS “EXPECTS,” “ANTICIPATES,” “TARGETS,” “GOALS,” “PROJECTS,” “INTENDS,” “PLANS,” “BELIEVES,” “PURSUE,” “SEEKS,” “ESTIMATES,” VARIATIONS OF SUCH WORDS, AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE ONLY PREDICTIONS THAT SPEAK AS OF THE DATE HEREOF AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, (1) CHANGES IN THE COMPANY’S INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING, (2) DE-LISTING FROM THE AMERICAN

STOCK EXCHANGE, (3) UNCERTAINTY OF FUTURE FINANCIAL RESULTS, (4) ADDITIONAL FINANCING REQUIREMENTS, (5) DEVELOPMENT OF NEW PRODUCTS, (6) GOVERNMENT APPROVAL PROCESSES, INCLUDING APPROVAL OF THE SETTLEMENT BY THE COURT, (7) THE IMPACT OF COMPETITIVE PRODUCTS OR PRICING, (8) TECHNOLOGICAL CHANGES, (9) THE EFFECT OF POLITICAL AND ECONOMIC CONDITIONS, (10) THE OUTCOME AND IMPACT OF LITIGATION TO WHICH THE COMPANY IS A PARTY AND THE SECURITIES AND EXCHANGE COMMISSION AND OTHER INVESTIGATIONS REGARDING THE COMPANY, (11) TURNOVER IN THE COMPANY’S SENIOR MANAGEMENT AND (12) OTHER UNCERTAINTIES DETAILED IN THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING, WITHOUT LIMITATION, THOSE UNCERTAINTIES AND RISKS DISCUSSED IN DETAIL IN “RISK FACTORS,” IN THE COMPANY’S MOST RECENT REPORTS ON FORM 10-K AND FORM 10-Q. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS TO REFLECT ANY CHANGE IN THE EXPECTATIONS OF OUR MANAGEMENT WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS, OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENTS ARE BASED.

Conference Call Transcript

PBSO.PK - Q4 2007 Point Blank Solutions, Inc. Earnings Conference Call

Event Date/Time: Mar. 18. 2008 / 11:00AM ET

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CORPORATE PARTICIPANTS

Glenn Wiener

Point Blank Solutions Inc. - Director, IR and Public Relations

Larry Ellis

Point Blank Solutions Inc. - President& CEO

Jim Anderson

Point Blank Solutions Inc. - CFO

John Siemer

Point Blank Solutions, Inc. - COO & Chief of Staff

Sam White

Point Blank Solutions, Inc. - Executive VP, Sales, Marketing and R&D

Pat Stallings

Point Blank Solutions Inc. - VP, Global Business Development and Government Relations

CONFERENCE CALL PARTICIPANTS

Art Weiss

Group G Capital Partners - Analyst

David Koning

Morgan Stanley - Analyst

Steve McNeil

Jennison Associates - Analyst

Mark McMann

Raymond James - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Point Blank’s 2007 Year-end Conference Call. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of today’s conference.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s conference, Mr. Glenn Wiener, Director of Investor and Public Relations of Point Blank Solutions. Please proceed, sir.

Glenn Wiener - Point Blank Solutions Inc. - Director, IR and Public Relations

Good morning, everyone, welcome today. My apologies in advance, but I’ve been instructed by legal that I need to read Safe Harbor language and some other statements regarding our proxy, and I’ll cover that very quickly. The Company reported results for the year ended December 31, 2007 yesterday after market close and copy of that release and our Form 10-K can be found on our website at www.pointblanksolutionsinc.com.

Speaking from management today will be Larry Ellis President and CEO, and Jim Anderson Chief Financial Officer. Additionally, John Siemer, the Company’s Chief Operating Officer and Chief of Staff, and Sam White, Executive Vice President and Head of Global Sales are with us, and will be available during Q&A.

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Before we begin, our Safe Harbor language. The statements made on this conference call and in the Company’s related filings with the SEC and press releases that are not historical facts or forward-looking statements, which are based largely on the Company’s current expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control.

Words such as expects, anticipates, targets, goals, projects, intends, plans, beliefs, seeks, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and speak as of the date hereof and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

Factors that might cause or contribute to such differences include but are not limited to changes in the Company’s internal control structure over financial reporting, liquidity of shares of our common stock, uncertainty of future financial results, additional financing requirements, development of new products and governmental approval processes including approval of the settlement by the court.

The impact of competitive products or pricing, technological changes, the affects of political and economic conditions, the outcome of impact of litigations of which the Company is a party, and the SEC and other investigations regarding the Company, turnover in the Company’s senior management and other uncertainties detailed in the Company’s filings with the SEC, including without limitation those uncertainties and risks discussed in detail in the Company’s Form 10-K for the period ended December 31, 2007.

The Company undertakes no obligation to reverse or update publicly any forward-looking statements to reflect any change in the expectations of our management with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

In connection with the 2008 Annual Meeting of Stockholders, the Company will file a Proxy Statement and other documents regarding the 2008 Annual Meeting with the SEC, and will mail the definitive Proxy Statement and a Proxy Card to each stockholder entitled to vote at the 2008 Annual Meeting. Stockholders are urged to read the Proxy Statement and any other relevant documents when they become available because they will contain important information.

The Proxy Statement and other documents relating to the 2008 Annual Meeting can be obtained free of charge from the SEC’s website at http://www.sec.gov when they are available. These documents, when they are available, can also be obtained free of charge from the Company under our website pointblanksolutionsinc.com, and again, under the Investor Relations tab.

You can also obtain this upon written request to our corporate secretary by sending to our corporate headquarters, Point Blank Solutions Inc., 2102 SW 2nd Street, Pompano Beach, Florida, 33069 or by calling myself at 212-786-6013.

The Company and its Directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting. Information regarding the interest of the Directors and executive officers of the Company in the solicitation will be more specifically set forth in the definitive Proxy Statement that will be filed by the Company with the SEC, and which will be available free of charge from the SEC and the Company, as indicated above.

Information about the Directors and executive officers of the Company may be found in the Company’s amended Form 10-K for the fiscal year ended December 31, 2006, which was filed with the SEC in February of this year.

Apologies again for that long intro. At this time I want to turn the call over to Larry Ellis, our President and CEO. Larry?

Larry Ellis - Point Blank Solutions Inc. - President& CEO

Good morning, shareholders, employees, customers, partners, vendors, welcome to our 2007 conference call. I will open today then followed by Jim Anderson, our CFO, and he will cover our financials and then we’ll get into questions and answers.

But first, this morning we announced a joint venture with FMS Enterprises, one of the world’s leading producers of woven ballistic fabrics. This joint venture is a very important milestone for Point Blank Solutions, and it marks our entrance into the weaving industry. We fully expect this operation to add to our top line, decrease our material costs, increase our margins and add a profit center to the Company. This venture significantly strengthens our competitive position in this industry.

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Let me provide some details. Our joint venture company will be called LifeStone Materials. It will produce high-quality woven ballistic materials which will be used in our armor and in other applications. LifeStone is located in South Carolina and will be fully operational during the second quarter of this year. We will be equal partners with FMS Enterprises with a 50% equity stake.

Weaving is one of the high margin links in the body armor production value chain. By weaving the purchased fibers directly we will reduce the cost of goods sold and improve our gross margins. We will reduce cost and provide a predictable supply of material to make us more competitive in the bidding process.

This is in the military, the law enforcement and in the international business. We will continue to purchase some woven and unidirectional ballistic fabrics from our existing suppliers. Perhaps most important is the impact this partnership will have on our industry leading research and development effort. We will be postured to develop lighter, more flexible and more cost efficient products.

There have been questions concerning our aggressive pricing strategy in 2007, given the financial implications. Increased competition and regaining market share require us to be aggressive. However, pricing was only one part of the equation. We have worked hard to become more efficient and have taken steps to control costs and add to the bottom line.

We are building Point Blank Solutions with the future in mind and not managing by quarters. We are focused on growing our top line, improving our market share and enhancing our profits. This joint venture does just that. We are now positioned to realize the true value of this company.

Obviously, the higher our sales the more profits we will generate. There are a number of active solicitations that this joint venture will affect. We must tread carefully because in disclosing too much we may risk realizing the full potential of this joint venture. We do expect this operation to be accretive this year, and anticipate improved performance in each period thereafter as we ramp up and become more efficient.

Today, we have the advantage of being the only body armor manufacturer in the United States with an integrated weaving capability. I am excited about the potential of this venture, and I’m confident in our ability to grow profitability with FMS enterprises by our side.

Moving on to some highlights for ‘07, in 2006 we were challenged primarily due to legacy issues. Our sales and profits were down, leadership was distracted and the future was uncertain at best. In 2007, this management team was focused on bringing the Company back into profitability, back into compliance and back into the lead of the body armor industry.

We won over 200 million in new contract awards from the military and federal government, and we grew sales in this channel by almost 28%. We did this even with the delays in government and military orders.

Our domestic business increased by approximately 28%. We achieved our first profit in five years. We conducted a thorough analysis of the international body armor market and identified the top countries most likely to buy body armor in the future. We believe our targets represent a $2.5 billion market opportunity. I’ll discuss our progress when I get to our 2008 strategy.

On the corporate side, we continue to strengthen our management ranks and our Board of Directors, as well as our internal systems and controls. We restated our results for 2003, 2004, 2005 and we filed our 2006 10-K. With the filing of our 2007 financials yesterday we’re now timely in our SEC filings, and we plan to move forward with relisting on securities — on a national security exchange.

Now looking ahead, our vision is to become the global leader in safety apparel and protective solutions. This encompasses more than just the body armor. We are reviewing several areas, products, channels and regions that will allow us to maximize value for our shareholders. While we are not providing guidance, there are many data points within the key pillars of our strategy. Let me cover some of those points.

In terms of organic growth, we will growth organically by capturing new military programs and increasing our law enforcement market share. In terms of the military programs, today we are one of two primary suppliers to the United States Army. There is an open solicitation through April 15th which calls for the production of 736,000 IOTV vests. We expect this solicitation to be awarded sometime in the second half of the year.

In February, the Army issued a synopsis of a future solicitation for 150,000 IOTVs at a rate of 25,000 per month for six months. We anticipate this order will be subtracted from the open solicitation but the Army has not made that clear.

This will be an extension of the existing contract, and as such, Point Blank and one other competitor will qualify to compete. The entire contract will be awarded to the lowest priced, technically acceptable bidder and I believe we are well positioned to compete, whether on price, quality or performance.

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There is also an open solicitation for 253,000 DAPS. We have been the primary supplier of DAPS to the U.S. Army since the product was first introduced in 2004 and we believe again we are well positioned. We expect this contract to be awarded late summer. As noted in our press release yesterday, we believe there will be orders for the Interceptor OTV with the Defense Logistics Agency. We also believe there are opportunities with the U.S. Marine Corps in light of recent news reports.

As far as law enforcement is concerned, we intend to own more than half the market within the next five years. This translates into 15% growth each year. Law enforcement officers will buy our product to take advantage of innovative solutions such as our new Thor Shield technology, which in essence is an anti-Taser solution. This technology is only available through Point Blank Solutions.

A very important development in the law enforcement market is the new National Institute of Justification Certification Standards projected to be implemented this year. This will be a challenge for the industry, require specialized testing equipment that must be purchased and ballistic packages must be tested and certified to the new standards. While we anticipate that existing body armor will be grandfathered, this will significantly affect the market. I promise you we will be prepared.

The next pillar of our strategy involves international expansion. We are building an international sales team focused on priority markets and nations. We are visiting defense, security and law enforcement leaders to win international tenders. We are participating for the first time in four major international trade shows in Dubai, Germany, France and Malaysia.

We have gotten very positive receptions based on the well-known performance of our products in Iraq and Afghanistan. Just to give an idea of the opportunity, the gross value of tenders we expect to compete for during 2008 alone are valued at over $100 million. Awards are not guaranteed, but again, we will be competing.

Next is about improving our cost position, both internally and externally. This is an essential element to balance our drive to increase sales and market share. In the body armor industry most large contracts are competitive with standards specifications. As a result, pricing is critical to winning. With increased competition the market dictates pricing. Our profit comes from volume and from controlling cost. The joint venture is a big step in improving our cost position internally for the reasons I’ve previously outlined.

It is our plan to finish integrating our new IT solutions across the entire subsidiaries within the next few months. These solutions will help us improve our decision making, improve our inventory and our management and production efficiencies. We are actively managing overhead. For example, we reduced overtime, we reduced travel and trade show budgets. As more production comes through the factory you should see our operating costs decline as a percentage of sales.

We’re also working with suppliers to improve our cost position externally. We have plans in place that will enable us to lower our cost of goods sold and increase yield from raw materials. We recently earned ISO 9001/2000 third-party certification. This is a big indicator of the progress we’ve made in implementing industry standard efficiencies in our manufacturing process. More meaningful is that it opens the door for future solicitations.

The next pillar I will discuss is about pursuing strategic ventures such as our recently announced joint venture. We are currently looking at other areas along the value chain that will improve our top-line performance and generate higher returns. We are talking with companies that sell different types of protective solutions in our industry.

We are talking with companies that have similar offerings, but sell into different customer segments. And, we are talking with companies that have unique technologies that can help us operate more efficiently. We have identified a number of candidates for potential partnership and acquisition. We’re focusing on what we do best within our core competencies.

And the last pillar I will discuss is about you. We must demonstrate financial responsibility and continue to build confidence and trust to build shareholder value. I firmly believe that our actions over the past 18 months and the results we have achieved validate that this is the right team to realize that value.

Our Board of Directors has done a remarkable job in helping us through this transition. They have been directly involved in our strategic oversight and direction. They have the skill sets and relationships needed for the future of this company.

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Marty Berndt, a retired Marine Corps General, Maury Hannigan, former Commissioner of the California Highway Patrol, myself, a retired Army officer gives the Board an unmatched market segment expertise. We know our products, we know our customers and we know the needs of those who wear our solutions.

David Bell, former President and CEO of Interpublic Group and Chairman Emeritus, he was part of the President’s Homeland Security Advisory Council following the events of September 11. His balance of business experience with hall of fame branding skills has served all of us superbly in shaping our messages and regaining market share.

Jack Henry, former senior partner with Arthur Andersen, is an incredibly savvy finance and accounting expert. His counsel was essential in completing our financial statements, our SEC compliance initiatives and in helping improve our systems and controls. Suzanne Hopgood, CEO of The Hopgood Group and Director of in-Board Advisory Services for the NACD, is a highly experienced Board member and nationally known corporate governance expert. She completely revamped our corporate governance practices.

And Senator Bill Campbell, Chairman of the Board, 22 years in the California Legislature, 14 years as a Senator, founding Chairman of the Joint Committee on Fire, Police, Emergency and Disaster Services and he is the former Chair of the California Manufacturing Association. His leadership on the Board is validated by the results we have achieved. This Board is second to none and has been noted by many outsiders as being among the best in the defense industry.

Finally, a few closing comments about Steel Partners. First, this Board never said no to Steel Partners, as claimed in their releases and filings. Steel Partners indicated a desire to negotiate to acquire this company at no less than $5.50 per share, but with price subject to due diligence.

For the record, we were and we are willing to enter into discussions with Steel Partners to outline our strategy, financials, our vision, but Steel declined. Steel chose not to enter into a nondisclosure agreement and chose not to even negotiate the terms of our customary stand still.

This Board is not against selling the Company. This Board remains open to considering all offers and strategic alternatives that will increase shareholder value. This Board will use value assessments from investment bankers, a thorough analysis of expected incoming cost and its own due diligence to make decisions that impact our shareholders.

We will not give the Company away. The fact is, Steel sees value in the future of this company for a reason. But without a stand still in place, which other parties have had no issues with, we have not been able to share information or leverage their assistance as they have offered.

Now, Steel has put forth their own slate of nominees in an effort to gain control of your Board. Steel has not made their intentions clear in their filings. In fact, Steel offers several alternatives which I believe are in contradiction to one another. I will not get into an assessment of Steel’s nominees today as we will be filing our proxy shortly. I can say the Board we have today is the right mix for our business and future.

We will consider all courses of action when determining how to best serve the shareholders of this company. We do not believe that the election of Steel’s nominees will be in the best interest of you our shareholders. And over the next 30 days or so we will make a compelling case as to why. There is value in Point Blank Solutions and we intend to realize it.

Now for Jim Anderson our CFO. Jim?

Jim Anderson - Point Blank Solutions Inc. - CFO

Thank you, General. Let’s start with our 2007 fourth quarter results. The Company’s net sales for the quarter were $63.3 million, down from $71.3 million for the prior year quarter, a decrease of $8 million or 11.2%. This decrease is due to the continued delays in U.S. military orders which were industry wide. While our U.S. military and federal government sales were down, we have been successful in increasing our domestic distributor sales during 2007 over 2006 by $8.1 million.

Gross profit was $14.6 million or 23% of net sales. In the prior year quarter, gross profit was $15.2 million or 21.3% of net sales. There are several factors that affected the change in gross profit. First, the fourth quarter gross profit included a $3.5 million adjustment, as a result of a change in estimates to the vest replacement program obligation, which was originally established in the third quarter of 2005.

The adjustment lowered the liability and decreased cost of sales. Second is there is an increase in competition in the industry, and third, the cost of ballistics raw materials are higher compared to last year.

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To address increased competition, we adopted a more aggressive pricing structure on certain military and domestic contracts, as the General said earlier. The Company continues to work on several initiatives to help us reduce cost and increase profitability, including our new joint venture LifeStone Materials.

The implementation of a new IT system, better utilization of ballistic materials to reduce waste and get more finished goods out the door and investments in our machinery equipment, for example automated cutting machines and sewing machines. We expect to see improvements in our results of operations in future periods, as a result of these and other efforts.

Total operating costs in the fourth quarter of 2007 were $14.2 million, a decrease of $3.6 million or 20.2% from the prior year quarter of $17.8 million. The principal factors that drove this significant reduction in operating costs include a $3 million reduction in general and administrative expenses, and a $601,000 decrease in litigation and cost of investigations. Litigation and cost of investigations charges have been significant. The cumulative charges since 2004 through the end of 2007 were approximately $52 million.

The level of these costs decreased by $601,000 between the current year quarter and prior year quarter. However, we will continue to incur these costs [and the] trial is scheduled for two former officers later this year. Certain of these costs may be recoverable from former officers depending upon their outcome. As of December 31, 2007 the cumulative total of advanced expenses and legal fees incurred for former officers that may result in indemnification claims was $8.4 million.

General and administrative expenses decreased in the current year quarter by $2.6 million from the prior year quarter, largely as a result of lower professional fees. The expenses associated with bringing the Company back into compliance with statutory and regulatory requirements has been high.

These efforts continued through mid February of 2008, when the Company filed an amended Form 10-K for the year-end 2006. We do expect that the level of these fees will be lower in the future. We also continue to monitor the professional fees the Company incurs with a view to driving down these costs as quickly as prudently possible.

Interest expense was lower in the quarter compared to the prior year quarter, due to lower interest rates. And our interim period tax expense estimated based on the annualized effective tax rate, with differences between the statutory and effective rates, arising from taxes associated with state income taxes and permanent deference’s.

Adjusted EBITDA was $3.8 million in the current year quarter, compared to $1.1 million in the prior year quarter. The change is principally due to the impact of the variability in our gross margins, as discussed previously. Please refer to our press release dated March 17, 2008 for a reconciliation of adjusted EBITDA to net income, and an explanation of why we use adjusted EBITDA as a financial measure.

The Company recorded a net loss of $157,000 rounded to $0.00 per share, both basic and diluted, compared to a net loss of $3.7 million or $0.08 a share basic and diluted for the prior year quarter. The Company’s backlog as of December 31, 2007 was approximately $22 million.

As the General stated earlier, we are actively pursuing a number of opportunities including a bridge buy of 150,000 IOTVs, another 590,000 IOTVs, approximately 250,000 DAPS, about 100,000 OTVs, and a contract for modulator lightweight load carrying equipment, as well as numerous smaller contracts for law enforcement and the government.

Moving forward to the year-end numbers, the Company’s 2007 net sales were $320.8 million, up from $254.1 million in the prior year, an increase of $66.7 million or 26.2%. This increase is due primarily to increased shipments to the U.S. military and federal government as these sales are up 27.7% during 2007 compared to 2006.

Our domestic distributor sales were $40.3 million during 2007, versus $31.4 million during 2006, an increase of $8.9 million or 28.3%. Gross profit was $61.5 million or 19.2% of net sales, compared to $58 million during last year or 22.8% of net sales. The increase in gross margin dollars is due to the increase in sales, and the decline in gross profit margin is due to the factors previously discussed.

Total operating costs during 2007 were $49.8 million, a decrease of $11 million or 18.1% from the prior year of $60.8 million. The principal factors that drove the significant reduction in operating costs include a $5.1 million decrease related to the employment tax withholding charge, a $4.2 million reduction in litigation and cost of investigations, and a $3.6 million reduction in general and administrative expenses.

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These reductions were offset somewhat by an increase in a non-cash charge for equity-based compensation of $2 million. The reduction and employment tax withholding charge is attributed to a credit recorded in 2007 of $737,000 and this was as a result of a statute expiring for the 2003 charge during the second quarter of 2007. And this is contrasted to a charge or $4.4 million recorded in 2006, as a result of the prior management’s recording of warrant exercises and bonus payments.

By the way, in December 2007, the Company paid the employer and employee FICA and Medicare taxes, totaling about $1.5 million, and this was exclusive of the employee portion of those taxes for the former senior management team. We continue to believe the Company will not be required to discharge the income and other payroll tax liabilities from the former senior management personnel.

Litigation and cost of investigations was $9.6 million in 2007, compared with $13.9 million in the prior year, a decrease of $4.2 million. General administrative expenses decreased during 2007 by $3.6 million from the prior year, largely as a result of lower professional fees and payroll and related costs.

Offsetting these reductions was an increase in equity-based compensation of $2 million in 2007 as compared to 2006. This increase is due to the $6.4 million benefit recorded in the third quarter of 2006, associated with the modifications in the warrants exercised in connection with the proposed class action and derivative settlement.

Interest expense was lower than the prior year, due to the average lower levels of debt outstanding and lower interest rates. Income tax expense for 2007 was $4.6 million, as compared to $287,000 for 2006. Income tax expense for 2007 resulted from earnings during the year which were adjusted by permanent differences between book and taxable income. The 2007 tax expense considered the same factors, but was impacted by a higher level of permanent differences between book and taxable income.

The Company recorded net income of $6.2 million or $0.12 per share in 2007 basic and diluted, compared to a net loss of $5.3 million or $0.12 per share basic and diluted in the prior year. Adjusted EBITDA was $25.7 million during 2007, compared to $13.7 million in 2006, an increase of $12 million. This change is principally due to increases in net sales, changes in gross margins previously discussed, as well as the change in employment tax withholding obligations and lower general and administrative expenses.

Now, let’s look at the balance sheet. Our working capital was $34.9 million at December 31, 2007, compared with $19.3 million at the end of last year. There are several reasons for the change in working capital including the following. As of December 31, 2007 the Company had income tax receivables of $20.2 million, versus an income tax payable at December 31, 2006 of $5.9 million.

During 2007, we were able to deduct certain expenses that were previously included in deferred income tax assets, principally associated with a class action settlement and inventory reserves. We received in the first quarter of 2008 8.9 million of those income tax receivables and expect to receive the remainder, totaling 11.4 million, in the second quarter of 2008.

Our trade accounts receivable decreased by $14 million. This change is due to the timing of sales and collection of invoices, and to efforts to collect receivables more timely. Accounts receivable days outstanding decreased to 36 days at the end of 2007 compared to 55 days at the end of 2006.

Inventories increased by 11.4 million from the end of 2006. Management had decided to increase the investment in inventories in anticipation of future orders and the current state of the ballistics raw material supplies. Our combined trade accounts payable and accrued expenses were lower at the end of 2007, as compared to the end of 2006 by 6.7 million.

At this time, the time is current with all our trading partners. Our revolving line of credit increased by $7.8 million at the end of 2007 compared to the prior year. That increase resulted from financing our working capital needs. Our capital expenditures for 2007 totaling $4.8 million, included $3.8 million for IT system, and $1 million for machinery and equipment.

We reported a total of approximately 48 million shares of common stock outstanding at December 31, 2007. This excludes about 3 million shares of contingently redeemable common stock outstanding, which will be converted to permanent capital upon court approval of the settlement of the class action and shareholder derivative action. We do not yet know when this settlement will be approved.

I would also like to provide you with an update from our October call regarding the status of the Company’s internal control over financial reporting. As we told you previously, the Company’s internal control over financial reporting in mid 2006 was a complete mess, a situation that was apparent to all.

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This situation started with a tone at the top which was significantly and materially deficient. Substantial progress has been made since mid June 2006. We restated the financial statements for the appropriate annual and interim periods, and for the first time in three years we are current with the reports and financial information with the Securities and Exchange Commission.

We amended those federal and state income tax returns for years they were incorrect and filed income tax returns for periods that were delinquent. So at this time, we are also current with our federal and state income tax filings, again, the first time in three years.

Furthermore, we made numerous changes to internal controls, including those that we discussed in Item 9A of our Form 10-K that we filed yesterday. We did complete our assessment of internal control of our financial reporting as of December 31, 2007.

Consistent with expectations we shared with you on our call in October, management identified some material weaknesses. We are not satisfied with having any material weaknesses. At the same time, we are pleased with the substantial progress made over the last year and a half.

I am happy to report to you that the tone at the top matters have been fixed. We already began to remediate some of the weaknesses, and are in the final stages of completely a comprehensive remediation plan, with the goal of eliminating all material weaknesses by December 31, 2008. We will continue to strengthen and improve the Company’s internal controls.

With that, I will hand you back over to General Ellis.

Larry Ellis - Point Blank Solutions Inc. - President& CEO

Ladies and gentlemen, we thank you for your support. We will now take your questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

And your first question comes from the line of Art Weiss of Group G Capital.

Art Weiss - Group G Capital Partners - Analyst

Hi everyone.

Larry Ellis - Point Blank Solutions Inc. - President& CEO

Good morning.

Unidentified Company Representative

Good morning.

Art Weiss - Group G Capital Partners - Analyst

To start with, can you comment on your Law Enforcement business, in the fourth quarter it was obviously improved dramatically, maybe comment on what’s going on there. And is that an indication of what’s to come for 2008?

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John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

It is an indication of what’s coming for 2008. Recently we introduced a product called ThorShield, which is an anti-Taser, the General mentioned it in his presentation. We’re the only ones in the industry who have that and with the proliferation of Tasers we think that’s going to be a very large seller.

We also introduced a vest called Vision, which is the top of the line vest provided to the industry and it’s been very successful. We would anticipate that those continue. Additionally, PACA will be introducing a new line of vests shortly. They began with the Blue Steel vest that they introduced earlier this year and that will continue. So yes I think there’s great demand for our products and the products are being enhanced daily.

Art Weiss - Group G Capital Partners - Analyst

Great. And then on the military order, the Army’s order specifically, so you guys don’t think now that the IOTV order is going to come until the second half the year?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

That’s the big purchase. Today we received an RFP for 150,000 IOTV vests with a very short closing date. It’s a winner take all. Low bid wins between ourselves and the other maker of the IOTV. There’s only two of us competing in this.

Art Weiss - Group G Capital Partners - Analyst

So it’s just a matter of price for that contract?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

That’s correct.

Art Weiss - Group G Capital Partners - Analyst

Any timing on when you expect that to be awarded?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

Shortly, it just came out today but it has a very short time turnaround.

Art Weiss - Group G Capital Partners - Analyst

Okay. And then regarding the back and forth with Steel Partners, you mentioned that you’re not opposed to considering offers for the Company, it certainly seems to me that part of Steel’s intention is, if they were to get on the Board, would be to have the Company put itself up for sale.

You don’t seem to disagree at least with the idea that if somebody puts forth a good proposal that you would be interested in selling the Company. Why not just shop the Company yourselves? Have you considered starting a process to actually solicit goods for the Company?

Larry Ellis - Point Blank Solutions Inc. - President& CEO

What I would tell you is, and we’ve looked at this very hard, there’s value to be had in this company and at this point we believe that valuation can be much higher than it is currently selling. And so what we want to do for the shareholders is get that valuation as high as we can so that they can obtain the greatest value. FMS will be very important in that regard, we’re moving in that direction to help get that valuation up.

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Art Weiss - Group G Capital Partners - Analyst

So that seems to be at odds with the idea of considering proposals from other people that would want to buy the Company. I don’t quite follow what your thought is on that.

Larry Ellis - Point Blank Solutions Inc. - President& CEO

We’re not just about selling the Company. What we’re really about is trying to increase shareholder value. The offer from Steel came unsolicited and we were simply responding to the Steel proposal. But our purpose is continuing to enhance and improve shareholder value.

Art Weiss - Group G Capital Partners - Analyst

Okay. I have some other questions but I’ll get back in line. Thanks, guys.

Larry Ellis - Point Blank Solutions Inc. - President& CEO

Thank you.

Unidentified Company Representatives

Thanks, Art.

Operator

The next question comes from the line of [David Koning] of Morgan Stanley.

David Koning - Morgan Stanley - Analyst

Good morning, gentlemen, my compliments on a very fine job bringing us from the pits of depression to a good company from what I see now. I had a couple of questions, I’m trying to get an idea of future earnings. I know we can’t comment on that but I’m just going to ask a couple of questions. Eventually the litigation and investigation costs should disappear. And if we take, like last year, of about 10 million eventually that goes away, that should add something like maybe $0.20 a share to what we could have earned.

Also this thing with giving, what is it, $3.5 million each year for the Zylon vests problem, I imagine that will disappear also, which again will give us a few more cents, maybe $0.05, $0.06, $0.07 additional earnings. Then I heard something by Mr. Anderson that the income tax credits are coming to us in February, whatever, $7 million, $8 million more, that would be the first quarter and maybe that goes into earnings. So all these things are very promising and I just wanted your thoughts on it as well.

Jim Anderson - Point Blank Solutions Inc. - CFO

Well we’ve really got two issues I think at hand. One is operational on a prospective basis and the other one is trying to clean up the legacy items. And you are correct with respect to the litigation and cost of investigations, we’ll just have to see how the court situation pays out on this and see where we get to.

Depending upon the outcome there could be claims laid back against the former officers, we just have to see how that unfolds. The trials are currently set for later this year for two of the former officers.

The payroll tax withholding obligation we believe will continue to correct. We have, since this management team came on and reported this matter to the Internal Revenue Service and other matters, have continued to have good conversations with them and we don’t believe that, based on a variety of conversations and the cooperation, that we’ll ultimately have to settle that. So there is a large obligation on our balance sheet, we are hopeful that that will disappear as time goes without money being exchanged on that.

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The $3.5 million was actually a benefit in the most current quarter and not an expense. That was also to true up the remaining obligation associated with the voluntary vest replacement obligation. So you’re right, as we get some of these things clicked off the money will stop.

We’ve already moved forward with lower professional fees, we expect to realize some of those benefits on a prospective basis as well. As you can imagine, with income taxes, with helping the SEC and other people, they’re winding down in some capacity their work so we do expect to go forward as you observed.

David Koning - Morgan Stanley - Analyst

Another comment, I follow the stock price very closely, and I don’t know if it’s Steel or somebody else, the market makers every morning open at an extremely low price and then it sort of builds during the day, but they’re trying to keep it down. Now as you guys were talking, sure enough I expected it, 25,000 shares goes over at $3 a share.

I’m almost that’s like a sabotage to try to keep the price low so if they get in they can give us less value, if they were to get in on a takeover. And lastly, do we still have that poison pill in place?

Larry Ellis, CEO & President: Yes. First, I appreciate your comment on the market but I can’t comment. In terms of the poison pill, that is still in place.

David Koning - Morgan Stanley - Analyst

The comment is that I wish we would get away from these pink sheet fees and be able to have better market makers and that would alleviate some of this problem of dumping at propitious times for the other side. Thank you very much.

Unidentified Company Representative

We’re working on that, as I commented, in terms of trying to get back on a major exchange and we’ll put more emphasis on it.

Operator

Your next question comes from the line Steve McNeil of Jennison.

Steve McNeil - Jennison Associates - Analyst

Good morning. My first question is for Jim Anderson. Jim, related to this tax refund, the roughly 20 million you’re expecting to get in Q1 and Q2, should we just expect you to pay down the line of credit that you’ve drawn at the end of the year with those proceeds?

Jim Anderson - Point Blank Solutions Inc. - CFO

Yes, you should. And in fact, I think that the line balance was somewhere around 11.1 million at the end of last week. And of course, that goes up or down depending upon where we’re at, but yes you certainly may expect that.

Steve McNeil - Jennison Associates - Analyst

Okay, great. Secondly on the IOTV, it’s somewhat counterintuitive that the Army would, for this bridge buy, would have a winner take all award. I’m just wondering why that would be the case considering that you guys, if I’m understanding correctly, you’re currently one third of the business and then BAE is two thirds, correct?

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Jim Anderson - Point Blank Solutions Inc. - CFO

That’s approximately correct, yes.

Steve McNeil - Jennison Associates - Analyst

So, why would they do a winner take all for the bridge buy?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

Well I think that the Army is looking for the best price but I really believe that you have to ask the Army why they would do that, because we can’t speculate on their motivations.

Steve McNeil - Jennison Associates - Analyst

But if you look at your price relative to the BAE price, you’re price is already below theirs but you only won one third of the business. So there just seems to be a disconnect there.

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

Right. Well we made that point in the post award conference. We were expecting a larger portion of the contract because our bid was lower. So maybe it took root.

Steve McNeil - Jennison Associates - Analyst

Did you have to lower your price below the Phase 1 of the award for this bridge buy? Or, would the prices on the bridge buy be the same as the Phase 1 award?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

That’s an open proposal so we really can’t comment on pricing on the open proposal.

Larry Ellis - Point Blank Solutions Inc. - President& CEO

This is Larry Ellis, I will tell you we were a little surprised by it ourselves and I quite frankly don’t know what to make of it. But we too were a little surprised.

Steve McNeil - Jennison Associates - Analyst

The fact that you got the lowest price and only got a third of the business?

Larry Ellis - Point Blank Solutions Inc. - President& CEO

Correct.

Steve McNeil - Jennison Associates - Analyst

Yes. And I just further wonder what the implications are for the remaining IOTV award. I guess I’m just wondering specifically what your contingency plans are if you do not win the bridge buy. Because doesn’t that mean your line has to effectively be shut down?

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John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

No there are a number of other solicitations out there that we’re involved in for OTVs. We’ve mentioned the MOLLE solicitation, and there’s a number of other solicitations. There’s also international. So while obviously we want to get the 150,000 and will compete very well for it, there are other bids out there that we’re working on.

Steve McNeil - Jennison Associates - Analyst

And if you do not win that you don’t anticipate shutting manufacturing down?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

No we don’t.

Steve McNeil - Jennison Associates - Analyst

Okay. And I’m just wondering too what the implications are for this Phase 2, this 590, which I guess it sounds like the 590 could actually be 440 depending —.

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

No, that’s already been subtracted out. There was 736,000 [webbed] and then you take the 150,000 out, so that gives you 586,000.

Steve McNeil - Jennison Associates - Analyst

Okay fair enough, great. But the implications of the bridge buy as it relates to this 590, because my understanding is the reason why they did this bridge buy is that there’s just so many other proposals on the table relative to this Phase 1 contract.

So I mean is your expectation that in Phase 1 there was you with a third and BAE with two thirds, that perhaps there would be multiple more suppliers, maybe three or four, and there would be like a 25% type situation for each? Or, it would it be more concentrated, i.e. one?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

Well I can’t predict what the Army is going to do but their solicitation says they anticipate two contracts. That’s what’s currently in their open solicitation that will close on the 15th of April.

Steve McNeil - Jennison Associates - Analyst

That there will be two suppliers?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

It says two contracts. That’s an almost direct lift out of the proposal. So, I think all these questions really are the Army’s to answer, and we would just be speculating. I can only tell you exactly what the proposal says and that says two contracts.

Steve McNeil - Jennison Associates - Analyst

Okay great. And then just to circle back on this bridge buy, when should we expect to hear something? You said shortly, but are we talking a month?

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John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

Well, the proposal that came out today has production starting in May so you would hear pretty quickly.

Steve McNeil - Jennison Associates - Analyst

And would you make an announcement one way or the other?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

Yes, I’m sure everybody will make announcements when it’s awarded.

Steve McNeil - Jennison Associates - Analyst

Okay, thank you very much.

Larry Ellis - Point Blank Solutions Inc. - President& CEO

I’m not sure this answers your question but initially we thought there would be more than two players and then the new proposal came out and said two. So again, we are positioned.

Steve McNeil - Jennison Associates - Analyst

Great. Thank you very much, have a good day.

Operator

Your next question comes from the line of [Mark McMann] of Raymond James.

Mark McMann - Raymond James - Analyst

Congratulations on a good year, guys, I was really happy to see a material turnaround in the business. I have a couple of follow ups on this partnership agreement, which you I guess can’t get into too much detail, but is it my understanding that this low bid contract, that was one of the reasons why you’ve entered in such a quick contract with FMS? And is that going to help you on either A, margins or maintain margins and lower price? What exactly is the goal with this contract with this partnership?

Jim Anderson - Point Blank Solutions Inc. - CFO

Yes a little longer view than that. When we went into this we looked at the value chain and we were looking at it more long term than just this contract. But for all of the reasons you just outlined, those are also important and certainly will help us with this contract. But we were looking at it in a long-term view in terms of adding value to our enterprise here.

Jim Anderson - Point Blank Solutions Inc. - CFO

And if I might add that, although just recently announced, this was also not something that we just had come up with, we had been in discussions for quite some time how to work through and the intricacies of. So this was in the offing, this is one of the things we didn’t refer to but was certainly out there in our last conversation in October.

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John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

Yes, we spent a lot of time making sure that interests were aligned and this was a joint venture that would succeed.

Mark McMann - Raymond James - Analyst

So would I be right in assuming that your aggressive pricing for 2007 is going to be able to continue through 2008 to win new business, but because of a partnership such as this your margins would then be better than they were in 2007?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

That’s probably a good assumption.

Mark McMann - Raymond James - Analyst

Okay. Also would you be able to give a little bit more color on the international business? You mentioned some trade shows and so forth, but I remember a few years back under a former management their sort of entree into the foreign markets.

And they had hired, if memory serves me correct, one specific contractor or consultant let’s say that was paid exorbitant fees and we really didn’t’ see any pay off from that. Are you guys entering into any of those sort of contract arrangements? Or how are you proceeding in the international arena?

Pat Stallings - Point Blank Solutions Inc. - VP, Global Business Development and Government Relations

This is Pat Stallings, I’ve got global business development. No we’re working directly with the trade shows or we’re actually partnering with the Association of the United States Army, of which we’re a corporate member. Because they have some special deals with these international trade shows that not only include trade show spaces but they also give you entree into the U.S. Embassy for reception and various other advantages when you go to the trade show. And they get you very good pricing.

Mark McMann - Raymond James - Analyst

Well, will this result in long-term value to the Company? Or, do you see any near-term opportunities?

Unidentified Company Representative

We see both.

Pat Stallings - Point Blank Solutions Inc. - VP, Global Business Development and Government Relations

Both. Yes we just recently returned from Dubai where we met with the Ministry of Defense and the National Security Ministers of Iraq as well as from the Kurdish government. And so we found some opportunities in that area that we really don’t want to go into detail on, but as we were there other opportunities presented themselves. And again, I prefer not to go into details.

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

I think what Pat’s saying is our approach is entirely different than the approach of the past. As you saw in the press release, it’s well thought out, there was quite a bit of analysis. Pat did a lot of work on this to develop a program that is well grounded and leverages our core competencies into the international market.

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Mark McMann - Raymond James - Analyst

Okay. You mentioned briefly, and I think that I had spoken to Glenn a few weeks ago regarding some press in regards to the marine’s contract with a competitor of yours in Florida. Is it my understanding that that is completely being renegotiating now and they’re no longer taking supply from that previous contractor and so that bid is back on the table?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

Well we can’t comment on what the Marine Corps is doing, just like we would not comment on what the Army is doing. But I think you’ve seen the public announcements and I think your assessment is probably as good as our assessment of that.

Mark McMann - Raymond James - Analyst

Okay. And have you guys formally applied yet? Last thing I know today is when you current, when you filed your 10-K, or is that something you plan on doing in the coming weeks to get on sort of a regular exchange?

Jim Anderson - Point Blank Solutions Inc. - CFO

We are working that, we’re in negotiations and I’d say stand by, we’re going as fast as we can on that one.

Mark McMann - Raymond James - Analyst

Right. So in other words the process has already begun, it’s not starting today. You’ve already begun the process.

Jim Anderson - Point Blank Solutions Inc. - CFO

That’s correct. And absent the filing that we made yesterday we were precluded because we didn’t have the sufficient number of audited years in. That’s now behind us so we will move forward.

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

We actually started this process contacting them several months ago.

Mark McMann - Raymond James - Analyst

Okay. All right, well thank you very much, keep up the good work guys.

Unidentified Company Representatives

Thank you, Mark.

Operator

Your next question is a follow-up question from the line of Art Weiss of Group G Capital.

Art Weiss - Group G Capital Partners - Analyst

Hi again.

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Unidentified Company Representative

Hi, Art.

Art Weiss - Group G Capital Partners - Analyst

Regarding this joint venture, and I apologize if I missed this I was just reading the press release, is the idea that this is going to be a supplier but then will also market to other users of the materials?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

Currently, we and FMS are the only ones who receive woven material from the manufacturer, but that does not preclude us or FMS selling those products in other markets if they’re appropriate.

Art Weiss - Group G Capital Partners - Analyst

And how much of your supply will come from this new JV?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

The supply is roughly 50%.

Art Weiss - Group G Capital Partners - Analyst

But I mean 50% of your needs you mean will come from this JV?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

That’s correct.

Art Weiss - Group G Capital Partners - Analyst

Okay. And you’ll be contributing, it looks like each of you is contributing $2.5 million in a loan and 250,000 is capital?

John Siemer - Point Blank Solutions, Inc. - COO & Chief of Staff

That’s correct.

Art Weiss - Group G Capital Partners - Analyst

Okay. And then one quick accounting question for you regarding your cost of goods sold. You have an inventory impairment that seems to happen every year, I’m just wondering if this inventory impairment is related to some legacy issue, is it related to Zylon or if this is just certain inventory just goes bad and so you have this ongoing impairment charge.

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Jim Anderson - Point Blank Solutions Inc. - CFO

With this we have some pretty strenuous, and you can imagine based on where the Company came from, we have some very conservative views on how we should carry the inventory. Occasionally, we’ll get some changes in some specifications and we will have built up a little bit, so it would be normal to have a certain amount of inventory that would fall into this [trap].

Some of it continues to be from what was bought in the past. As I said it does [settle] the projection of how much we expect to use based on the current run rates of our sales as well as how much we use in the past and how those specs changed.

Unidentified Company Representative

And to answer your question, I think the majority of it was more due to legacy.

Art Weiss - Group G Capital Partners - Analyst

I mean for the year the impairment was 4.8 million, so you think the majority of that was legacy?

Jim Anderson - Point Blank Solutions Inc. - CFO

Some of it was.

Art Weiss - Group G Capital Partners - Analyst

Meaning it wouldn’t continue in the future?

Jim Anderson - Point Blank Solutions Inc. - CFO

Yes. But Jim correct that, as you might imagine, as you go along you have changes in styles, changes in ballistic materials. And so we always try to stay ahead and make you use it all up but occasionally you might have a little bit. We’ve got to kind of minimize that in those numbers though.

Art Weiss - Group G Capital Partners - Analyst

Okay. And then you guys disclosed 10.5 million of professional fees in 2007 and I assume that includes the legal fees you’ve reimbursed to the former management team of 1.7, that’s part of that number?

Jim Anderson - Point Blank Solutions Inc. - CFO

The 1.7 was included in the litigation and cost of investigations. We incurred significant temporary management fees. Remember when we came back on in we just didn’t have anything, there was a complete meltdown of the staff, so we did incur a God awful mess, accounting fees, tax fees, the whole nine yards.

Art Weiss - Group G Capital Partners - Analyst

Okay. But the 1.7 is part of the 9.6 litigation then?

Jim Anderson - Point Blank Solutions Inc. - CFO

Yes.

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Art Weiss - Group G Capital Partners - Analyst

Okay. And then the 10.5, does that also include auditor fees?

Jim Anderson - Point Blank Solutions Inc. - CFO

Yes it does.

Art Weiss - Group G Capital Partners - Analyst

Okay. And in 2008 I understand that it sounds like some fees will — well I guess if there’s no litigation in there and there’s still litigation costs ongoing, how much should we expect that 10.5 to decline if it’s mostly the meltdown, as you put it, from earlier in 2007 and we should expect that to decline substantially in 2008 shouldn’t we?

Jim Anderson - Point Blank Solutions Inc. - CFO

Well, the litigation and cost of investigation we’re hopeful of decline. As I said, we do have some trials ticking up, we have as you may be aware filed suit requesting that we not pay some of those fees to the officers, given some of what appears to be the money moves that he’s made around the world, the lack ability of [traffic on out].

So we’re in court right now to not pay any of those. We do expect a remediation of these issues hopefully in this current year and I guess we’ve all got crystal balls but we do have an opportunity for a claw back if circumstances work out for a sizeable number. But yes and again we do expect the numbers to go down. Additionally the professional fees are going to go down too.

Art Weiss - Group G Capital Partners - Analyst

And your auditors I guess are now getting about $1.5 million a year, my understanding, and I’m not an auditor, would be then in normal circumstances the auditor fee for a company of your size should be in the kind of $300,000 range, is that going to go down to a more normal level?

Jim Anderson - Point Blank Solutions Inc. - CFO

I know it’s going to go down to a normal level. We haven’t discussed the next year fees. There were a series of drivers behind that, for example the Sarbanes-Oxley was effectively for us a first time through this last year.

We also, as you can imagine taking a look at the quarters, we had to go back and restate interim periods for 2004 and 2005. The extent of that was not small and there were some other issues. But in summary, yes, we do expect those numbers to go down in that last small dollar.

Art Weiss - Group G Capital Partners - Analyst

Great, thank you.

Unidentified Company Representative

Thank you.

Operator

Your next question is a follow-up question from the line of David Koning of Morgan Stanley.

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David Koning - Morgan Stanley - Analyst

Hi, I just had an idea and I thought maybe you hadn’t considered it. That $20 million which you were going to put back to the line of credit, maybe some of it could be used to repurchase stock in the open market and put our stock number.

Jim Anderson - Point Blank Solutions Inc. - CFO

We’ll certainly explore that option, Dave, but we do have some requirements within the loan agreement both in terms of how the money comes in and how it’s to be utilized. So there are some issues that we do need to take a look at.

David Koning - Morgan Stanley - Analyst

Thank you.

Operator

And this concludes the Q&A session. I would now like to turn the call back over to management for closing remarks.

Larry Ellis - Point Blank Solutions Inc. - President& CEO

Well, yes, this is Larry Ellis. First of all, I’d like to thank our shareholders for the support over the past year and it’s been absolutely critical to our success as we have evolved. I just would call your attention to about 18 months ago when we were near bankruptcy and look at where we are now.

Yesterday we became fully compliant with the SEC. I think we’ve got a great strategic plan on a go-forward basis. The new joint venture with FMS Enterprises is absolutely critical to our future success here, we believe. There are other deals that we’re working on and we’ll continue to do that. I think our gross profits will be up, and we’re controlling costs.

So again, I’d like to thank each of our shareholders out there for your continued support. And, I think we’re on the right path with the right team, particularly the Board and the management team we have here to drive this thing on, and enhance our shareholders value. So again, thanks to each of you for your support, and thanks for the conference call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation, and you may now disconnect.

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